EXHIBIT 5.1

May 17, 2000

OnLine Power Supply, Inc.
6909 S. Holly Circle, Suite 200
Englewood, Colorado 80112

Re: OnLine Power Supply, Inc. - Registration Statement for Offering of 4,613,000 Shares of Common Stock

Gentlemen:

         We have acted as counsel to OnLine Power Supply, Inc., a Nevada corporation (the "Company") in connection with the registration on the Securities and Exchange Commission's (the "SEC") Form S-8 (the "registration statement") under the Securities Act of 1933, of the future issuance of an aggregate of 4,613,000 shares of common stock, upon exercise of qualified options issued and to be issued under the Company's 1999 Incentive Stock Option Plan (the "ISOP" which covers 3,500,000 shares), and upon exercise of additional nonqualified options (which cover 1,113,000 shares).

         We provide this opinion as required by item 8 of Form S-8 and item 601(b)(5)(I) of the SEC's Regulation S-K.

         We have reviewed the Company's articles of incorporation and amendments, bylaws, and corporate proceedings taken in connection with the ISOP and the nonqualified options. Based on that review, we are of the opinion that if, as and when the shares are issued and sold (and the consideration therefor received) pursuant to the terms of the qualified options authorized under the ISOP and the employment agreements under which the nonqualified options were issued, and in accordance with the registration statement and the requirements of Form S-8, such shares will be duly authorized, legally issued, fully paid, and nonassessable.

         This opinion letter is provided as of the date first written above. We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion stated herein. Our opinion is expressly limited to the matters set forth above. We render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the ISOP or the nonqualified options, or the shares issuable on exercise of the options addressed in this opinion and the registration statement. No opinion is stated, and none is to be inferred or implied, regarding matters within ERISA or comparable state laws.

                                            Very truly yours,

                                             /s/ Stephen E. Rounds


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